Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-211840) pertaining to the Höegh LNG Partners LP Long Term Incentive Plan and Höegh LNG Holdings Ltd. Phantom Unit Awards and the Registration Statement (Form F-3 No. 333-234011) of Höegh LNG Partners LP and in the related Prospectus of our reports dated April 3, 2020, with respect to the consolidated financial statements of Höegh LNG Partners LP and the effectiveness of internal control over financial reporting of Höegh LNG Partners LP, included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young AS

Oslo, Norway

April 3, 2020